Exhibit (l)(8)

PURCHASE AGREEMENT

MID CAP EQUITY PORTFOLIO

The Glenmede Fund, Inc., a Maryland corporation (the “Company”), and The Glenmede Trust Company, N. A., a Pennsylvania corporation (“Glenmede”), hereby agree with each other as follows:

1. The Company hereby offers Glenmede and Glenmede hereby purchases one share of the Company’s Mid Cap Equity Portfolio – Advisor Shares for $10.00 per share (the “Share”). The Company hereby acknowledges receipt from Glenmede of funds in the total amount of $10.00 in full payment for such Share.

2. Glenmede represents and warrants to the Company that the Share is being acquired for investment purposes and not with a view to the distribution thereof.

IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the 30th day of September, 2014.

ATTEST:	THE GLENMEDE FUND, INC.

/s/ Kimberly C. Osborne	/s/ Mary Ann B. Wirts
By: Kimberly C. Osborne	By: Mary Ann B. Wirts
Title: Executive Vice President	Title: President

THE GLENMEDE TRUST COMPANY, N. A.

By:	/s/ James R. Belanger
James R. Belanger
Title: Managing Director